EXHIBIT T-7

REPORT OF CONDITION

        Consolidating domestic and foreign subsidiaries of Wachovia Bank, N.A., at the close of business on September 30, 2004, published in response to call made by Comptroller of the Currency, under title 12, United States Code, Section 161. Charter Number 1 Comptroller of the Currency.

Statement of Resources and Liabilities

Thousand of Dollars
ASSETS
Cash and balance due from depository institutions:
Noninterest-bearing balances and currency and coin	11.360,000
Interest-bearing balances	5,991,000
Securities
Held-to-maturity securities (from Schedule RC-B, column A)	0
Available-for-sale securities (from schedule RC-B, column D)	99,470,000
Federal funds sold and securities purchased under agreements to resell	0
Federal funds sold in domestic offices	4,035,000
Securities purchased under agreements to resell	5,584,000
Loans and lease financing receivables (from Schedule RC-C):
Loan and leases held for sale	17,694,000
Loan and leases, net of unearned income	172,075,000
LESS: Allowance for loan and lease losses	2,259,000
LESS: Allocated transfer risk reserve	0
Loans and leases, net of unearned income and allowance (item.4.b minus 4.c)	169,816,000
Trading assets (from Schedule RC-D)	27,517,000
Premises and fixed assets (including capitalized leases)	3,180,000
Other real estate owned (from Schedule RC-M)	137,000
Investment in unconsolidated subsidiaries and associated companies (from Schedule RC-M)	1,031,000
Customer's liability to this bank on acceptances outstanding	563,000
Intangible assets
Goodwill	9,589,000
Other intangible assets (from Schedule RC-M)	1,437,000
Other assets (from Schedule RC-F)	22,832,000

Total assets	380,236,000
LIABILITIES
Deposits:
In domestic offices	244,923,000
Noninterest-bearing	7,819,000
Interest-bearing	237,104,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, partII)	18,401,000
Noninterest-bearing	55,000
Interest-bearing	18,346,000
Federal funds purchased in domestic offices(2)	1,739,000
Securities sold under agreements to repurchase(3)	19,462,000

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Trading liabilities(from Schedule RC-D)	15,105,000
Other borrowed money (includes mortgage indebtedness and obligations under Capitalized leases)(from Schedule RC-M)	27,412,000
Bank's liability on acceptances executed and outstanding	570,000
Subordinated notes and debentures.	9,103,000
Other liabilities	9,511,000

Total liabilities	346,226,000
Minority Interest in consolidated subsidiaries	1,680,000
EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common Stock	455,000
Surplus	24,216,000
Retained Earnings	6,700,000
Accumulated other comprehensive income	959,000
Other Equity Capital components	0
Total equity capital (sum of item 23 through 27)	32,330,000
Total liabilities and equity capital (sum of items 21,22, and 28	380,236,000

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